Exhibit No. 10F

                                    FORM OF
                              SEVERANCE AGREEMENT
                                      OF
                       MADISON GAS AND ELECTRIC COMPANY


          THIS AGREEMENT is entered into as of the ___ day of __________, 1994 by and between Madison Gas and Electric Company, a Wisconsin corporation (the "Company"), and _____________________________________ (the "Employee").

                              W I T N E S S E T H

          WHEREAS, Employee currently serves as a key employee of the Company and the services and knowledge of Employee are valuable to the Company in connection with the management of the Company's business; and

          WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to secure Employee's continued services and to ensure Employee's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether Employee might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Employee's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a) "Cause" means (1) a material breach by Employee of those duties and responsibilities of Employee which do not differ in any material respect from the duties and responsibilities of Employee during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Employee's part, committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by Employee of a felony involving moral turpitude.

          (b) "Change in Control" means the occurrence of any of the following events:

          (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in
     Control:

               (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities),

               (B) any acquisition by the Company,

               (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,

               (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the Shareholder Continuity Condition (as defined below), the Beneficial Ownership Condition (as defined below) and the Board of Directors Continuity Condition (as defined below) shall be satisfied;

     and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or 20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

          (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

          (3) the approval by the shareholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation each of the Shareholder Continuity Condition, the Beneficial Ownership Condition and the Board of Directors Continuity Condition shall be satisfied; or

          (4) approval by the shareholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition each of, the Shareholder Continuity Condition, the Beneficial Ownership Condition and the Board of Directors Continuity Condition shall be satisfied.

          For purposes of this Section 1 (b), the "Shareholder Continuity Condition" shall be satisfied in connection with a transaction if at least 60% of the then outstanding shares of common stock of the corporation resulting from such transaction and at least 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such transaction and in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

          For purposes of this Section 1 (b), the "Beneficial Ownership Condition" shall be satisfied in connection with a transaction if no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such transaction (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors.

          For purposes of this Section 1(b), the "Board of Directors Continuity Condition" shall be satisfied in connection with a transaction if at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such transaction.

          (c)  "Date of Termination" means

          (1) the effective date on which Employee's employment by the Company terminates as specified in a prior written notice by the Company or Employee, as the case may be, to the other, delivered pursuant to
     Section 11 or

          (2) if Employee's employment by the Company terminates by reason of death, the date of death of Employee.

          (d) "Good Reason" means, without Employee's express written consent, the occurrence of any of the following events after a Change in Control:

          (1) any of (i) the assignment to Employee of any duties inconsistent in any material respect with Employee's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in Employee's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of Employee from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect Employee to any position with the Company held by Employee immediately prior to such Change in Control;

          (2) a reduction by the Company in Employee's rate of annual base salary or the failure by the Company to increase such rate of base salary each year after such Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in the rates of base salary for all officers (within the meaning of Rule 3b-2 promulgated under the Exchange Act) of the Company during the two full fiscal years of the Company immediately preceding such Change in Control;

          (3) any requirement of the Company that Employee (i) be based anywhere other than at the offices where the Employee is based at the time of the Change in Control or (ii) travel on Company business to an extent substantially more burdensome than the travel obligations of Employee immediately prior to such Change in Control;

          (4)  the failure of the Company to:

               (i) continue in effect any employee benefit plan or compensation plan in which Employee is participating immediately prior to such Change in Control, unless Employee is permitted to participate in other plans providing Employee with substantially comparable benefits, or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any such plan,

               (ii) provide Employee and Employee's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Employee immediately prior to such Change in Control or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies,

               (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Employee immediately prior to such Change in Control or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies,

               (iv) provide an office or offices of a size and with furnishings and other appointments, together with exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Employee by the Company and its affiliated companies immediately prior to such Change in Control or, if more favorable to Employee, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies,

               (v) provide Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Employee immediately prior to such Change in Control or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies,

               (vi) reimburse Employee promptly for all reasonable employment expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Employee immediately prior to such Change in Control, or if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or

               (vii) pay Employee promptly Employee's base salary or bonus, if any, in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Employee immediately prior to such Change in Control, or if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; or

          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b).

          For purposes of this Agreement, any good faith determination of Good Reason made by Employee shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee shall not constitute Good Reason.

          (e) "Nonqualifying Termination" means a termination of Employee's employment (1) by the Company for Cause, (2) by Employee for any reason other than a Good Reason, (3) as a result of Employee's death or (4) by the Company due to Employee's absence from Employee's duties with the Company on a full-time basis for at least 180 consecutive days as a result of Employee's incapacity due to physical or mental illness; provided, however, that a termination of Employee's employment by Employee for any reason whatsoever during the Window Period (as hereinafter defined) shall not constitute a Nonqualifying Termination.

          (f) "Termination Period" means the period of time beginning with a Change in Control and ending on the earliest to occur of (1) Employee's 70th birthday, (2) Employee's death, and (3) that date which is 24 months following such Change in Control.

          (g) "Window Period" means the 30-day period commencing one year after the date of a Change in Control.

          2. Obligations of Employee. (a) Employee agrees that in the event any person or group attempts a Change in Control, Employee shall not voluntarily leave the employ of the Company without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until 90 days following such Change in Control. For purposes of the foregoing subsection (i), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

          (b) Employee acknowledges and agrees that (i) all records and other material not released to the general public and (ii) all trade secrets, confidential and proprietary information, unpublished data and information, in each case relating to the operations, services and business of the Company, whether reduced to writing or not ("Confidential Material"), are confidential and are the sole property of the Company. Employee agrees that Employee will not disclose any Confidential Material to any person or entity, either during or subsequent to Employee's employment by the Company, nor will Employee use any Confidential Material, except in the regular course of Employee's employment by the Company, without the Company's written consent. Employee agrees not to make use of the Confidential Material, except on behalf of the Company. Upon termination of Employee's employment, Employee agrees to surrender all Confidential Material and any copies thereof as may be in possession or under control of Employee.

          3. Payments Upon Termination of Employment. (a) If during the Termination Period the employment of Employee shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to Employee (or Employee's beneficiary or estate) within 30 days following the Date of Termination, as compensation for services rendered to the Company:

     (1) a cash amount equal to the sum of:

          (i) Employee's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid,

          (ii) Employee's annual bonus in an amount at least equal to the highest annualized bonus paid or payable, including by reason of any deferral, to Employee by the Company and its affiliated companies in respect of any of the three fiscal years of the Company (or such portion thereof during which Employee performed services for the Company if Employee shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, and

          (iii) any accrued vacation pay, to the extent not theretofore paid;
     plus

     (2)  a lump-sum cash amount in an amount equal to:

          (i) three (3) times Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Termination (the "Highest Annual Base Salary"), plus

          (ii) three (3) times Employee's highest annualized bonus, paid or payable, including by reason of any deferral, to Employee by the Company and its affiliated companies in respect of any of the five fiscal years of the Company (or such portion thereof during which Employee performed services for the Company if Employee shall have been employed by the Company for less than such five fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs; provided, however, that in the event there are fewer than 36 whole calendar months remaining from the Date of Termination to the date of Employee's 70th birthday, the amount calculated in accordance with this Section 3(a)(2) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of calendar months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such calendar month and the denominator of which is the number of days in such calendar month), so remaining and the denominator of which is 36.

          (b)  In addition to the payments to be made pursuant to paragraph
(a) of this Section 3: (1) For a period of three years commencing on the Date of Termination, the Company shall continue to keep in full force and effect all medical, accident, disability and life insurance plans with respect to Employee and Employee's dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such plans shall have been in effect immediately prior to the Date of Termination. Notwithstanding the foregoing sentence, if any of the medical, accident, disability or life insurance plans then in effect generally with respect to other peer executives of the Company and its affiliated companies would be more favorable to Employee, such plan coverage shall be substituted for the analogous plan coverage provided to Employee immediately prior to the Date of Termination, and the Company and Employee shall share the costs of such plan coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

          The obligation of the Company to continue coverage of Employee and Employee's dependents under such plans shall cease at such time as Employee and Employee's dependents obtain comparable coverage under another plan, including a plan maintained by a new employer. Execution of this Agreement by Employee shall not be considered a waiver of any rights or entitlements Employee and Employee's dependents may have under applicable law to continuation of coverage under the group health plan maintained by the Company or its affiliated companies.

          (2) So long as Employee has children who would otherwise be eligible for benefits under the Felber Scholarship Program, any successor thereto or any program then in effect providing similar or more favorable benefits to other peer executives of the Company and its affiliated Companies, then such children shall be entitled to the most favorable of such benefits as if Employee were still employed by the Company and its affiliated Companies or as if Employee has retired from the Company, whichever assumption results in the most favorable benefits being provided.

          (3) If Employee is at least 50 years old at the Date of Termination, then Employee shall be eligible for retiree health benefits no less favorable than the most favorable benefits provided under any of the Madison Gas and Electric Company Health Benefit Plan, any successor thereto or any program then in effect providing more favorable benefits to other peer executives of the Company and its affiliated Companies.

          (c) If during the Termination Period the employment of Employee shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Employee within 30 days following the Date of Termination, a cash amount equal to the sum of (1) Employee's full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid.

          4. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

          (c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order effectively to contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(c), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          5. Withholding Taxes. The Company may withhold from all payments due to Employee (or Employee's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute, together with interest at a rate equal to the rate of interest published in The Wall Street Journal under the caption "Money Rates" as the prime rate, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Employee's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, Employee's claims in such contest or dispute, Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to Employee pursuant to this Section 6.

          7. Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when Employee is employed by the Company.

          8. Termination of Agreement. (a) This Agreement shall be effective on the date hereof and shall continue as provided in paragraph (b) of this Section 8; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) Employee's 70th birthday, (ii) Employee's death or (iii) termination of Employee's employment with the Company prior to a Change in Control.

          (b) This Agreement shall continue in effect for three years from the date hereof; provided, however, that commencing on the first anniversary hereof, and each such anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the first anniversary hereof, and each such anniversary thereafter, as the case may be, the Company or the Employee shall have given notice, in accordance with Section 11, not to extend the term of this Agreement; provided, however, that no such action shall be taken by the Company during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; provided further, that in no event shall this Agreement be terminated in the event of a Change in Control; and provided further that in the event of a Change in Control when there are less than twenty-four months remaining in the term of this Agreement, the term of this Agreement shall be extended so that this Agreement shall terminate twenty-four months after such Change in Control.
          9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Employee to continued employment with the Company or its subsidiaries, and if Employee's employment with the Company shall terminate prior to a Change in Control, then Employee shall have no further rights under this Agreement; provided, however, that any termination of Employee's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

          10.  Successors; Binding Agreement.

          (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this
Section 10, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Employee (or Employee's beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle Employee to compensation and other benefits from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

          (c) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

          11. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Employee, to the Employee's address of record with the Company, and if to the Company, to Madison Gas and Electric Company, P. O. Box 1231, Madison, WI 53701-1231, attention Mr. Gary J. Wolter, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of Employee's Date of Termination by the Company or Employee, as the case may be, to the other, shall:

          (i) indicate the specific termination provision in this Agreement relied upon,

          (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and

          (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice).

          The failure by Employee or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee's or the Company's rights hereunder.

          12. Full Settlement; Resolution of Disputes. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Employee obtains other employment.

          (b) If there shall be any dispute between the Company and Employee in the event of any termination of Employee's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by Employee of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Employee and Employee's dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to Employee and Employee's dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by Employee with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of Employee to repay all such amounts to which Employee is ultimately adjudged by such court not to be entitled.

          13. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder, including, without limitation, the right of Employee to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and benefits payable hereunder are in addition to any rights of, or benefits payable to, Employee, Employee's estate or Employee's beneficiaries under (i) the Income Continuation Agreement, if any, between the Company and Employee, (ii) the Deferred Compensation Agreement between the Company and Employee, if any, and (iii) any other employee benefit plan or compensation program of the Company, excluding any other severance plan, policy or arrangement of the Company. This Agreement supersedes, in its entirety, any Severance Agreement previously entered into between Employee and the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the day and year first above written.

EMPLOYEE
By:___________________________

MADISON GAS AND ELECTRIC COMPANY
By:___________________________